Exhibit 23.2

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated May 15, 2025, in this Registration Statement on Form F-1, with respect to the consolidated financial statements of Everbright Digital Holding Limited and its subsidiaries appearing in its Annual Report on Form 20-F for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Onestop Assurance PAC

Singapore

June 6, 2025